Exhibit 99.1

News Release

Media Contacts:
Lisa Bottle +1 704 423 7060
Gail K. Warner +1 704 423 7048
Investor Contact:
Paul Gifford +1 704 423 5517
Goodrich Corporation
Four Coliseum Centre
2730 West Tyvola Road
Charlotte, NC 28217-4578
Tel: 704 423 7000
Fax: 704 423 7127
www.goodrich.com

Goodrich Announces Third Quarter 2006 Growth in Net Income per Diluted Share of 63 Percent and Announces Full Year 2007 Outlook
•	Third quarter 2006 sales of $1,436 million increased 5 percent over third quarter 2005, reflecting sales growth in all three operating segments and in the commercial original equipment and aftermarket market channels.

•	Third quarter 2006 net income per diluted share was $0.80, reflecting 63 percent growth over the third quarter 2005, including $0.11 per diluted share related to a tax settlement.

•	Full year 2006 outlook for sales adjusted to tighten range, net income per diluted share outlook increased by $0.15 per share, reflecting operational improvements and the tax settlement. Outlook for net cash flow provided by operating activities minus capital expenditures remains unchanged.

•	Full year 2007 sales expected to be in the $6.1 — $6.3 billion range, an increase of 6 — 7 percent, compared to expectations for the full year 2006.

•	Full year 2007 net income per diluted share expected to be in the $2.90 — $3.10 range.
CHARLOTTE, NC, October 26, 2006 — Goodrich Corporation announced results today for the third quarter 2006, updated its full year 2006 outlook ranges and announced expectations for continued strong sales and net income growth in 2007.
Commenting on the company’s performance, Marshall Larsen, Chairman, President and Chief Executive Officer said, “Last year, we laid out our plan to drive earnings growth through a continued focus on operational excellence. Throughout this year, we have continued our successful execution of that plan, and the results we have reported today show that we are on track to achieve our goal of 15 percent segment operating income margin by 2009.
“During the third quarter 2006, we improved our segment operating margin to 13.7 percent. The markets for our products continue to be robust, and we expect 2007 to be another year of strong sales growth and continued margin expansion, with expected sales growth in each of our segments and all three of our major market channels. For 2007, our focus will continue to be on investment in core programs and products, organic growth and improving margin performance through operational excellence. We believe this focus on execution is the best way for Goodrich to enhance shareholder value,” Larsen continued.
Goodrich reported third quarter 2006 net income of $102 million, or $0.80 per diluted share, on sales of $1,436 million. In the third quarter 2005, the company reported net income of $61 million, or $0.49 per diluted share, on sales of $1,371 million. The increased sales were primarily due to increased demand for commercial airplane original equipment and aftermarket products.
Sales for the quarter continued to reflect very strong growth in the commercial airplane-related market channels. For the third quarter 2006 compared to the third quarter 2005, sales changes by market channel were as follows:
•	Large commercial airplane original equipment sales increased by more than 4 percent.

•	Regional, business and general aviation airplane original equipment sales increased 18 percent, led by strong sales growth for nacelles and thrust reverser systems.

•	Large commercial, regional and general aviation airplane aftermarket sales increased by 10 percent, with continued strong sales of nacelles and thrust reverser systems and related services.

•	Defense and space sales of both original equipment and aftermarket products and services decreased by about 3 percent. Defense and space sales growth in the Electronic Systems segment continued to be strong, with growth of 13 percent.
Income in the third quarter 2006, compared to the third quarter 2005, was positively affected by the strong sales discussed above and improved operational performance in most business units. Additionally, the third quarter 2006 results included a settlement with the IRS of substantially all issues related to the 1998 — 1999 examination period for Goodrich. This item resulted in income for the quarter of $13.5 million, or $0.11 per diluted share. During the third quarter 2005, the company incurred charges and costs totaling $0.05 per diluted share related to Chapter 11 bankruptcy filings of Delta Air Lines and Northwest Airlines and for premiums and other costs associated with the early redemption of debt. There were no similar charges during the third quarter 2006.
For the third quarter 2006 the company reported an effective tax rate of 21.7 percent, which included the tax settlement discussed above. The effective tax rate for the third quarter 2005 was 34.6 percent.
For the first nine months of 2006, the company reported income from continuing operations of $383 million, or $3.03 per diluted share, on sales of $4,343 million. Net income, as reported, for the first nine months of 2006 was $384 million, or $3.04 per diluted share. Included in the results for the first nine months of 2006 is a total of $145 million, or $1.15 per diluted share, related to tax settlements that were completed during the first nine months of 2006. During the first nine months of 2005, income from continuing operations was $180 million, or $1.46 per diluted share, on sales of $3,999 million. Net income, as reported, for the first nine months of

2005 was $194 million, or $1.57 per diluted share, including an after tax gain of $13 million on the sale of the company’s JCAir Test Systems business. The $344 million increase in sales is primarily attributable to robust sales growth in the company’s commercial aircraft original equipment and aftermarket market channels.
Net cash flow provided (used) by operating activities during the third quarter 2006 was ($44) million, a decrease of $132 million from the same period in 2005. The decrease was primarily due to tax payments related to the Rohr and Coltec tax cases totaling $117 million. The company also made contributions to its worldwide pension plans of $86 million in the third quarter of 2006 as compared to $33 million in worldwide contributions in the same period of 2005. Capital expenditures were $59 million in the third quarter 2006 compared to capital expenditures in the third quarter 2005 of $37 million.
Net cash flow provided by operating activities during the first nine months of 2006 was $11 million, a decrease of $184 million from the same period in 2005. The decrease was primarily due to the non-recurring cash outlay of $97 million to unwind the company’s accounts receivable securitization program, tax payments of $117 million associated with previously announced tax settlements, increased pension plan contributions of $59 million and increased pre-production inventory for development of the nacelles and thrust reversers for new commercial airplane programs of approximately $101 million, which was partially offset by higher net income. Capital expenditures were $154 million for the first nine months of 2006 compared to capital expenditures for the first nine months of 2005 of $103 million.
Business Highlights
•	The Goodrich Board of Directors approved a program that authorizes the company to repurchase up to $300 million of the company’s common stock to reduce dilution to existing shareholders from the company’s stock-based compensation plans. Repurchases under the program could aggregate to approximately 6% of the outstanding common stock, and are expected to occur over a three year period.

•	All Nippon Airways (ANA) selected Goodrich to supply wheels and electrically actuated brakes for its Boeing 787 Dreamliner aircraft under a long-term agreement. ANA, the launch customer for the Dreamliner, has 50 aircraft on order and is scheduled to start taking deliveries of the new aircraft in 2008.

•	Cathay Pacific Airways selected Goodrich to supply wheels and brakes and services for its new fleet of 18 Boeing 777-300ER aircraft. The first of the new aircraft is expected to be delivered in September 2007.

•	Goodrich opened its new state-of-the-art nacelle integration facility, in Everett, Washington. The 140,000-square-foot building will be used for engine integration and final assembly of the nacelle inlet cowl for the new Boeing 787 Dreamliner.

2006 Outlook
The company’s sales outlook is based on market assumptions for each of its major market channels, which are included in the supplemental data portion of this press release. For 2006, the assumptions are essentially unchanged from that provided in the second quarter 2006 results released on July 27, 2006.
Based on the strong sales growth in the third quarter 2006, and the current expectations for the last three months of 2006, the company has adjusted its full year 2006 sales outlook to a range of $5.80 — $5.85 billion.
The outlook for net income continues to assume an effective tax rate for the full year 2006, excluding the impact of tax settlements recorded in the first nine months of 2006, of approximately 31 — 32 percent. This tax rate assumes that the R&D tax credit will be reinstated by the U.S. Congress, retroactive to the beginning of 2006.
Based on these assumptions, among others, and continued strong sales of commercial OE and aftermarket products and services, the company now expects its full year 2006 net income per diluted share to be in the range of $3.65 — $3.70, which includes $1.15 per diluted share related to tax settlements that were completed during the first nine months of 2006. Excluding these tax settlements, net income per diluted share is expected to be in the range of $2.50 — $2.55.
Goodrich expects net cash flow provided by operating activities, minus capital expenditures, to be approximately break-even, including expected 2006 tax payments of approximately $130 million which are directly associated with the Rohr and Coltec tax litigation and the second quarter 2006 unwinding of the company’s accounts receivable securitization program which decreased net cash flow provided by operating activities by approximately $97 million. This outlook continues to include significant cash expenditures for investments in recently awarded programs such as the Boeing 787 Dreamliner and the Airbus A350 XWB, capital expenditures to support higher original equipment deliveries to Boeing and Airbus, and productivity initiatives that are expected to enhance margins over the long term. The company continues to expect capital expenditures in 2006 to be in the range of $240 — $260 million.
2007 Outlook
The company’s sales outlook is based on market assumptions for each of its major market channels, which are included in the supplemental data portion of this press release.
Goodrich expects that 2007 will be another year of strong sales growth with improving segment operating income margins. The company expects that full year 2007 sales will be in the range of $6.1 — $6.3 billion, which represents an increase of 6 — 7 percent, compared to expectations for the full year 2006. The company expects its 2007 net income per diluted share to be in the range of $2.90 — $3.10, reflecting margin expansion associated with the sales growth and improved operating efficiencies.
The 2007 outlook assumes, among other factors, an effective tax rate of 33 — 34 percent, successful completion of negotiations of a new long-term agreement to supply landing gear to Boeing and the delays in A380 deliveries that have been announced by Airbus. Compared to expectations for 2006, the 2007 outlook includes higher foreign exchange translation costs of approximately $17 million and assumes lower pension plan expenses and curtailment charges.
To provide the most meaningful comparison between 2006 and 2007 net income per diluted share expectations, Goodrich believes that the net income per diluted share expectations of $3.65 — $3.70 for 2006 should be adjusted to remove the $1.15 per diluted share related to tax settlements that were completed during the first nine months of 2006. Excluding these tax settlements, net income per diluted share for 2006 is expected to be in the range of $2.50 — $2.55, compared to expected results of $2.90 — $3.10 for 2007. On this basis, net income per diluted share is expected to grow by 15 — 24 percent in 2007, compared to 2006.
Goodrich expects net cash flow provided by operating activities, minus capital expenditures, to be about 50 percent of net income in 2007. This outlook reflects a continuation of cash expenditures for investments in the Boeing 787 Dreamliner and the Airbus A350 XWB and capital expenditures for facility expansions to support increased aftermarket demand, low cost country manufacturing and productivity initiatives that are expected to enhance margins over the near and long term. The company expects capital expenditures to increase in 2007 to a range of $270 — $290 million. Of these capital expenditures, approximately 40 percent are expected to be associated with investments in low cost country manufacturing, previously announced MRO facility expansions and new facilities to support aftermarket sales growth, and expenditures related to the company-wide implementation of a new Enterprise Resource Planning (ERP) system.
The current sales, net income and net cash flow provided by operating activities outlook for 2006 and 2007 do not include the impact of acquisitions or divestitures or resolution of an A380 claim to Northrop Grumman.

The supplemental discussion and tables that follow provide more detailed information about the third quarter 2006 segment results and assumptions underlying the 2006 and 2007 outlooks.

Goodrich will hold a conference call on October 26, 2006 at 10:00 AM U.S. Eastern Time to discuss this announcement. Interested parties can listen to a live webcast of the conference call, and view the related presentation materials, at www.goodrich.com, or listen via telephone by dialing 913-981-4910.

Goodrich Corporation, a Fortune 500 company, is a global supplier of systems and services to aerospace, defense and homeland security markets. With one of the most strategically diversified portfolios of products in the industry, Goodrich serves a global customer base with significant worldwide manufacturing and service facilities. For more information visit http://www.goodrich.com.

FORWARD-LOOKING INFORMATION IS SUBJECT TO RISK AND UNCERTAINTY
Certain statements made in this document are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 regarding our future plans, objectives and expected performance. Specifically, statements that are not historical facts, including statements accompanied by words such as “believe,” “expect,” “anticipate,” “intend,” “should,” “estimate,” or “plan,” are intended to identify forward-looking statements and convey the uncertainty of future events or outcomes. We caution readers that any such forward-looking statements are based on assumptions that we believe are reasonable, but are subject to a wide range of risks, and actual results may differ materially.
Important factors that could cause actual results to differ include, but are not limited to:
•	demand for and market acceptance of new and existing products, such as the Airbus A350 XWB and A380, the Boeing 787 Dreamliner, the EMBRAER 190, the Dassault Falcon 7X and the Lockheed Martin F-35 Lightning II and F-22 Raptor;

•	our ability to extend our commercial original equipment contracts beyond the initial contract periods;

•	cancellation or delays of orders or contracts by customers or with suppliers;

•	successful development of products and advanced technologies;

•	the health of the commercial aerospace industry, including the impact of bankruptcies in the airline industry;

•	global demand for aircraft spare parts and aftermarket services;

•	changing priorities or reductions in the defense budgets in the U.S. and other countries, U.S. foreign policy and the level of activity in military flight operations;

•	the resolution of contractual disputes with Northrop Grumman related to the purchase of aeronautical systems;

•	the resolution of items in IRS examination cycles;

•	the possibility of restructuring and consolidation actions beyond those previously announced by us;

•	threats and events associated with and efforts to combat terrorism;

•	the extent to which expenses relating to employee and retiree medical and pension benefits change;

•	competitive product and pricing pressures;

•	our ability to recover from third parties under contractual rights of indemnification for environmental and other claims arising out of the divestiture of our tire, vinyl and other businesses;

•	possible assertion of claims against us on the theory that we, as the former corporate parent of Coltec Industries Inc, bear some responsibility for the asbestos-related liabilities of Coltec and its subsidiaries, or that Coltec’s dividend of its aerospace business to us prior to the EnPro spin-off was made at a time when Coltec was insolvent or caused Coltec to become insolvent;

•	the effect of changes in accounting policies;

•	cumulative catch-up adjustments or loss contract reserves on long-term contracts accounted for under the percentage of completion method of accounting;

•	domestic and foreign government spending, budgetary and trade policies;

•	delay in deliveries of defense and space products requiring strict compliance with certain provisions of the Berry amendment, as implemented by DFARS 252.225-7014 (Preference for domestic specialty metals) and DFARS 252.225-7014 (Preference for domestic specialty metals) Alternate I;

•	economic and political changes in international markets where we compete, such as changes in currency exchange rates, inflation, deflation, recession and other external factors over which we have no control; and

•	the outcome of contingencies including completion of acquisitions, divestitures, tax audits, litigation and environmental remediation efforts.
We caution you not to place undue reliance on the forward-looking statements contained in this document, which speak only as of the date on which such statements are made. We undertake no obligation to release publicly any revisions to these forward-looking statements to reflect events or circumstances after the date on which such statements were made or to reflect the occurrence of unanticipated events.
###

Supplemental Data
Segment Review
Quarter Ended September 30, 2006 Compared with Quarter Ended September 30, 2005

	Quarter Ended September 30,
			%	% of Sales
	2006	2005	Change	2006	2005
	(Dollars in millions)
NET CUSTOMER SALES
Engine Systems	$582.5	$567.3	2.7
Airframe Systems	481.1	475.2	1.2
Electronic Systems	372.4	328.0	13.5

Total Sales	$1,436.0	$1,370.5	4.8

SEGMENT OPERATING INCOME
Engine Systems	$116.2	$104.1	11.6	19.9	18.4
Airframe Systems	30.8	16.1	91.3	6.4	3.4
Electronic Systems	50.4	37.2	35.5	13.5	11.3

Segment Operating Income	$197.4	$157.4	25.4	13.7	11.5

Engine Systems: Engine Systems segment sales of $582.5 million in the quarter ended September 30, 2006 increased $15.2 million, or 2.7 percent, from $567.3 million in the quarter ended September 30, 2005. The increase was primarily due to the following:
•	Higher large commercial airplane aftermarket (including maintenance, repair and overhaul (MRO)) volume of approximately $26 million, primarily in our aerostructures business; and

•	Higher regional and business original equipment and aftermarket sales volume of approximately $8 million, primarily from our aerostructures business.
The increase in sales was partially offset by a decline in defense sales volume of approximately $21 million, primarily associated with completed contracts in our aerostructures and customer services businesses.
Engine Systems segment operating income of $116.2 million in the quarter ended September 30, 2006 increased $12.1 million, or 11.6 percent, from $104.1 million in the quarter ended September 30, 2005. Segment operating income was approximately $17 million higher due primarily to the higher sales volume described above.
The increase in the Engine Systems segment operating income was partially offset by higher costs of approximately $5 million, including unfavorable foreign exchange translation, costs related to the implementation of an ERP system and increased costs for research and development, primarily in our aerostructures business.
Airframe Systems: Airframe Systems segment sales of $481.1 million for the quarter ended September 30, 2006 increased $5.9 million, or 1.2 percent, from $475.2 million for the quarter ended September 30, 2005. The increase was primarily due to the following:
•	Higher large commercial airplane aftermarket sales volume of approximately $8 million, primarily in our landing gear and actuation systems businesses; and

•	Higher large commercial airplane original equipment sales volume of approximately $8 million. Increased sales to Boeing were partially offset by decreased sales to Airbus, primarily in support of the A380.
The increase was partially offset by lower defense sales volume of approximately $11 million, primarily in the actuation system business.
Airframe Systems segment operating income of $30.8 million for the quarter ended September 30, 2006 increased $14.7 million, or 91.3 percent, from $16.1 million for the quarter ended September 30, 2005. This increase in operating income was a result of the following:
•	Lower costs of approximately $25 million, primarily lower research and development costs in our actuation systems business, lower warranty costs in our landing gear and wheel and brakes businesses, lower costs related to product upgrades in our wheel and brakes business, and savings from the workforce reduction in our landing gear business; and

•	Lower restructuring expenses of approximately $3 million, primarily in our actuation systems business.
Partially offsetting these factors was increased costs of approximately $17 million, which includes raw material price inflation, primarily in the landing gear business, unfavorable foreign exchange translation, primarily in the actuation systems and landing gear businesses, and costs related to the implementation of an ERP system.
Electronic Systems: Electronic Systems segment sales of $372.4 million in the quarter ended September 30, 2006 increased $44.4 million, or 13.5 percent, from $328 million in the quarter ended September 30, 2005. The increase was primarily due to:
•	Higher defense and space sales volume of approximately $21 million, primarily in our optical and space systems, fuel and utility systems, and power systems businesses, partially offset by a decline in sales volume in our lighting systems business;

•	Higher large commercial original equipment and aftermarket sales volume of approximately $13 million in all of our businesses; and

•	Higher regional, business and general aviation airplane original equipment and aftermarket sales volume of approximately $8 million, primarily in our aircraft interior products, sensor systems and lighting systems businesses, partially offset by a decline in sales volume in our power systems business.
Electronic Systems segment operating income of $50.4 million in the quarter ended September 30, 2006 increased $13.2 million, or 35.5 percent, from $37.2 million in the quarter ended September 30, 2005. Segment operating income was higher due to:
•	Higher sales volume as described above generating operating income of approximately $16 million, which includes operating income from SUI (formerly Sensors Unlimited), which was acquired during the quarter ended December 31, 2005; and

•	Lower research and development costs of $5 million, primarily in the power systems and aircraft interior products systems businesses.
Partially offsetting these factors was increased operating costs of approximately $7 million, primarily in our aircraft interior products, sensor systems, and fuel and utility systems businesses, unfavorable foreign exchange translation, primarily in the lighting systems and power systems businesses, and costs related to the implementation of an ERP system.
2006 and 2007 Outlooks — Market Channel Assumptions
Goodrich’s 2006 and 2007 outlooks are based on certain market assumptions, including the following:
•	Goodrich expects deliveries of Airbus and Boeing large commercial aircraft to increase by more than 20 percent in 2006, compared to 2005, and by about 8 — 10 percent in 2007 compared to 2006. Goodrich sales of large commercial aircraft original equipment products are projected to increase by approximately 15 percent in 2006 and by about the same rate as the increase in deliveries in 2007.

•	Capacity in the global airline system, as measured by available seat miles (ASMs), is expected to grow at about 4 — 5 percent in both 2006 and 2007. Goodrich sales to airlines and package carriers for large commercial and regional aircraft aftermarket parts and services are expected to grow by more than 10 percent in 2006 compared to 2005, and by more than the underlying market-based growth in 2007 compared to 2006.

•	Total regional and business aircraft production is expected to be flat or slightly down in 2006 and in 2007. In both years, deliveries of business jets are expected to increase, partially offsetting the expected decrease in regional aircraft deliveries. Deliveries to

Embraer in support of its EMBRAER 190 aircraft, which includes significant Goodrich content, are expected to enable Goodrich to substantially increase its original equipment sales in this market channel for both 2006 and 2007.

•	Defense and space sales (original equipment and aftermarket) are expected to be relatively flat to slightly down in 2006, compared to 2005. Sales in this market channel are expected to resume modest overall growth in 2007 compared to 2006, reflecting continued strong growth for defense and space products in the company’s Electronic Systems segment, and a resumption of growth in the Engine Systems segment.

PRELIMINARY
GOODRICH CORPORATION
CONDENSED CONSOLIDATED STATEMENT OF INCOME (UNAUDITED)
(DOLLARS IN MILLIONS EXCEPT PER SHARE AMOUNTS)

	Three Months		Nine Months
	Ended		Ended
	September 30,		September 30,
	2006	2005	2006	2005
Sales	$1,436.0	$1,370.5	$4,343.0	$3,998.7

Operating costs and expenses:
Cost of sales	1,042.9	1,009.9	3,174.8	2,930.1
Selling and administrative costs	217.4	225.2	681.9	667.0

	1,260.3	1,235.1	3,856.7	3,597.1

Operating Income	175.7	135.4	486.3	401.6
Interest expense	(30.7)	(32.3)	(94.0)	(99.2)
Interest income	1.4	1.2	3.6	3.1
Other income (expense) — net	(16.6)	(11.6)	(48.1)	(36.0)

Income from continuing operations before income taxes	129.8	92.7	347.8	269.5
Income tax expense	(28.2)	(32.1)	35.2	(89.7)

Income From Continuing Operations	101.6	60.6	383.0	179.8
Income (loss) from discontinued operations	(0.1)	0.2	0.4	14.2
Cumulative effect of change in accounting	—	—	0.6	—

Net Income	$101.5	$60.8	$384.0	$194.0

Basic Earnings per Share:
Continuing operations	$0.81	$0.50	$3.08	$1.49
Discontinued operations	—	—	—	0.11
Cumulative effect of change in accounting	—	—	0.01	—

Net Income	$0.81	$0.50	$3.09	$1.60

Diluted Earnings per Share:
Continuing operations	$0.80	$0.49	$3.03	$1.46
Discontinued operations	—	—	—	0.11
Cumulative effect of change in accounting	—	—	0.01	—

Net Income	$0.80	$0.49	$3.04	$1.57

Dividends declared per common share	$0.20	$0.20	$0.60	$0.60

Weighted — Average Number of Shares Outstanding (in millions)
Basic	124.7	122.4	124.2	121.1

Diluted	126.3	125.1	126.1	123.6

PRELIMINARY
GOODRICH CORPORATION
SEGMENT REPORTING (UNAUDITED)
(DOLLARS IN MILLIONS)

	Three Months		Nine Months
	Ended		Ended
	September 30,		September 30,
	2006	2005	2006	2005
Sales:
Engine Systems	$582.5	$567.3	$1,827.6	$1,661.2
Airframe Systems	481.1	475.2	1,440.0	1,381.9
Electronic Systems	372.4	328.0	1,075.4	955.6

Total Sales	$1,436.0	$1,370.5	$4,343.0	$3,998.7

Operating Income:
Engine Systems	$116.2	$104.1	$363.8	$303.4
Airframe Systems	30.8	16.1	73.1	54.7
Electronic Systems	50.4	37.2	133.1	107.2

Total Segment Operating Income (1)	197.4	157.4	570.0	465.3

Corporate General and Administrative Costs	(21.7)	(22.0)	(72.8)	(63.7)
Pension Curtailment Expenses	—	—	(10.9)	—

Total Operating Income	$175.7	$135.4	$486.3	$401.6

Segment Operating Income as a Percent of Sales:
Engine Systems	19.9%	18.4%	19.9%	18.3%
Airframe Systems	6.4%	3.4%	5.1%	4.0%
Electronic Systems	13.5%	11.3%	12.4%	11.2%

Total Segment Operating Income as a Percent of Sales	13.7%	11.5%	13.1%	11.6%
(1) Segment operating income is total segment revenue reduced by operating expenses directly identifiable with our business segments except for the pension curtailment expenses which were not allocated to the segments. Segment operating income is used by management to assess the operating performance of the segments. See reconciliation of total segment operating income to total operating income above.

PRELIMINARY
GOODRICH CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEET (UNAUDITED)
(DOLLARS IN MILLIONS EXCEPT SHARE AMOUNTS)

	September 30,	December 31,
	2006	2005
Current Assets
Cash and cash equivalents	$140.1	$251.3
Accounts and notes receivable, less allowances for doubtful receivables ($21.0 at September 30, 2006 and $23.5 at December 31, 2005)	955.0	709.2
Inventories — net	1,525.7	1,308.4
Deferred income taxes	96.4	101.3
Prepaid expenses and other assets	71.3	55.2

Total Current Assets	2,788.5	2,425.4

Property, plant and equipment — net	1,242.9	1,194.3
Prepaid pension	359.3	337.8
Goodwill	1,333.3	1,318.4
Identifiable intangible assets — net	466.7	462.3
Deferred income taxes	49.0	42.8
Other assets	739.8	673.0

Total Assets	$6,979.5	$6,454.0

Current Liabilities
Short-term debt	$90.6	$22.3
Accounts payable	574.5	534.1
Accrued expenses	800.5	764.9
Income taxes payable	123.8	284.4
Deferred income taxes	7.2	7.2
Current maturities of long-term debt and capital lease obligations	1.2	1.7

Total Current Liabilities	1,597.8	1,614.6

Long-term debt and capital lease obligations	1,721.6	1,742.1
Pension obligations	692.0	844.2
Postretirement benefits other than pensions	290.4	300.0
Deferred income taxes	123.9	42.1
Other non-current liabilities	461.0	438.0
Commitments and contingent liabilities	—	—
Shareholders’ Equity
Common stock — $5 par value
Authorized 200,000,000 shares; issued 138,442,098 shares at September 30, 2006 and 136,727,436 shares at December 31, 2005 (excluding 14,000,000 shares held by a wholly-owned subsidiary at each date)	692.2	683.6
Additional paid-in capital	1,279.9	1,203.3
Income retained in the business	593.8	285.6
Accumulated other comprehensive loss	(54.0)	(283.0)
Common stock held in treasury, at cost	(419.1)	(416.5)

Total Shareholders’ Equity	2,092.8	1,473.0

Total Liabilities And Shareholders’ Equity	$6,979.5	$6,454.0

PRELIMINARY
GOODRICH CORPORATION
CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS (UNAUDITED)
(DOLLARS IN MILLIONS)

	Three Months		Nine Months
	Ended September 30,		Ended September 30,
	2006	2005	2006	2005
Operating Activities
Net income	$101.5	$60.8	$384.0	$194.0
Adjustments to reconcile net income to net cash provided by operating activities:
Income (loss) from discontinued operations	0.1	(0.2)	(0.4)	(14.2)
Cumulative effect of change in accounting	—	—	(0.6)	—
Restructuring and consolidation:
Expenses	0.8	3.7	4.4	7.4
Payments	(1.1)	(3.7)	(4.7)	(9.5)
Asset impairments	2.4	—	3.3	—
Depreciation and amortization	59.4	57.7	177.0	169.9
Excess tax benefits on equity instruments issued under share-based payment arrangements	(0.2)	—	(4.2)	—
Stock-based compensation expense	8.0	9.8	36.3	28.4
Loss on exchange or extinguishment of debt	1.0	3.9	2.0	9.6
Deferred income taxes	16.2	(9.5)	(3.2)	(34.8)
Change in assets and liabilities, net of effects of acquisitions and dispositions of businesses:
Receivables	(21.9)	(28.9)	(156.2)	(165.1)
Change in receivables sold, net	—	(10.0)	(97.1)	18.8
Inventories	(45.4)	(35.5)	(198.2)	(147.0)
Other current assets	(0.9)	(1.3)	11.0	9.2
Accounts payable	(27.3)	(15.0)	37.4	14.9
Accrued expenses	41.9	37.0	24.2	9.1
Income taxes payable	(103.7)	18.6	(142.0)	78.9
Tax benefit on non-qualified options	—	5.5	—	14.3
Other non-current assets and liabilities	(74.7)	(5.0)	(62.0)	11.4

Net Cash Provided (Used) By Operating Activities	(43.9)	87.9	11.0	195.3

Investing Activities
Purchases of property, plant and equipment	(58.5)	(37.0)	(153.6)	(103.4)
Proceeds from sale of property, plant and equipment	0.3	5.1	1.7	10.4
Payments made in connection with acquisitions, net of cash acquired	—	—	—	(9.3)

Net Cash Used By Investing Activities	(58.2)	(31.9)	(151.9)	(102.3)

Financing Activities
Increase (decrease) in short-term debt, net	59.6	—	67.6	(1.0)
Loss on exchange or extinguishment of debt	(1.0)	(5.1)	(4.5)	(10.3)
Proceeds from issuance of long-term debt	(0.1)	—	512.7	—
Repayment of long-term debt and capital lease obligations	(0.2)	(80.6)	(534.2)	(181.5)
Proceeds from issuance of common stock	0.9	49.9	47.0	101.2
Purchases of treasury stock	(0.2)	(0.5)	(2.1)	(1.1)
Dividends	(25.3)	(24.3)	(75.1)	(72.2)
Excess tax benefits on equity instruments issued under share-based payment arrangements	0.2	—	4.2	—
Distributions to minority interest holders	(0.5)	—	(2.4)	(2.4)

Net Cash Provided (Used) By Financing Activities	33.4	(60.6)	13.2	(167.3)

Net cash provided (used) by discontinued operations	(0.1)	(1.2)	11.1	26.0
Effect of exchange rate changes on cash and cash equivalents	0.5	(1.5)	5.4	(5.6)

Net decrease in cash and cash equivalents	(68.3)	(7.3)	(111.2)	(53.9)
Cash and cash equivalents at beginning of period	208.4	251.3	251.3	297.9

Cash and cash equivalents at end of period	$140.1	$244.0	$140.1	$244.0

PRELIMINARY
GOODRICH CORPORATION
SUPPLEMENTARY FINANCIAL INFORMATION (UNAUDITED)
(DOLLARS IN MILLIONS)

	Three Months		Nine Months
	Ended		Ended
	September 30,		September 30,
Preliminary Income Statement Data:	2006	2005	2006	2005

Non-Segment Expenses:
Net Interest Expense	$(29.3)	$(31.1)	$(90.4)	$(96.1)

Other Income (Expense), Net:	$(16.6)	$(11.6)	$(48.1)	$(36.0)

- Retiree Health Care Related to Divested Businesses	$(4.5)	$(4.1)	$(13.5)	$(12.6)
- Loss on Exchange or Extinguishment of Debt	$—	$(5.6)	$(4.8)	$(11.6)
- Expenses Related to Divested Businesses	$(6.0)	$(2.3)	$(14.0)	$(3.8)
- Other Income (Expense)	$(6.1)	$0.4	$(15.8)	$(8.0)

Preliminary Cash Flow Data:
Dividends	$(25.3)	$(24.3)	$(75.1)	$(72.2)

Depreciation and Amortization	$59.4	$57.7	$177.0	$169.9
- Depreciation	$40.9	$37.8	$123.0	$119.8
- Amortization	$18.5	$19.9	$54.0	$50.1

	Sept 30,	Dec 31,
Preliminary Balance Sheet Data:	2006	2005

Inventory
Preproduction and Excess-Over-Average Inventory	$377.0	$276.0

Short-term Debt	$90.6	$22.3
Current Maturities of Long-term Debt and Capital Lease Obligations	1.2	1.7
Long-term Debt and Capital Lease Obligations	1,721.6	1,742.1

Total Debt[1]	$1,813.4	$1,766.1
Cash and Cash Equivalents	140.1	251.3

Net Debt[1]	$1,673.3	$1,514.8

[1]	Total Debt (defined as short-term debt plus current maturities of long-term debt and capital lease obligations plus long-term debt and capital lease obligations) and Net Debt (defined as Total Debt minus cash and cash equivalents) are non-GAAP financial measures that the Company believes are useful to rating agencies and investors in understanding the Company’s capital structure and leverage. Because all companies do not calculate these measures in the same manner, the Company’s presentation may not be comparable to other similarly titled measures reported by other companies.